Exhibit 99.1   Press  Release  dated  March  30,  2004.


HERITAGE FINANCIAL HOLDING CORPORATION ANNOUNCES REVISED RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2003

DECATUR, Ala. (March 30, 2004) -- Heritage Financial Holding Corporation (OTC:
HBFH), the parent company of Heritage Bank, today announced an adjustment of their fourth quarter earnings. The adjusted earnings for the fourth quarter were a loss of $(106,565) or $(0.02) per share (basic). This compares to a net loss of $9,828,954 or $0.94 per share (basic), for the same period last year. Revised year to date earnings for the year ended December 31, 2003 were $1,128,380 or $0.11 per share (basic), compared to a net loss of $14,412,783 or $1.65 per share (basic) for the same period in 2002. The adjustment to the 2003 earnings was the result of the settlement in March 2004 of certain claims of a former officer of Heritage Bank.

Total assets were $522,426,000 and total deposits were $415,615,000 as of December 31, 2003.

Heritage Financial Holding Corporation is a community bank holding company with headquarters in Decatur, Alabama. Heritage Bank has banking centers located in Birmingham, Decatur, Huntsville and other communities in north central Alabama.

Cautionary Statement Regarding Forward-Looking Statements

With the exception of historical information, this press release may contain forward-looking statements which involve a number of risks and uncertainties and which are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information as a result of various factors including, but not limited to, changes in interest rates; significant changes in the economy which could materially change anticipated credit quality trends and the Company's ability to generate loans; significant delay in or inability to execute strategic initiatives designed to grow revenue and/or control expenses; an increase in credit losses (including increases due to a worsening of general economic conditions); regulatory developments that may affect the Company's business; financial, legal, regulatory, accounting or other changes that may affect investment in, or the overall performance of, a product or business, including changes in existing law and regulation affecting the banking industry and the financial services industry in general; and continued intense competition from numerous providers of products and services which compete with Heritage Bank; and other factors listed from time to time in the Company's SEC reports including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (Part I, Item 1, Business - Cautionary Notice Regarding Forward-Looking Statements) as filed with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.


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